Exhibit 10.8

IMS HEALTH INCORPORATED

2000 STOCK INCENTIVE PLAN

(As amended and restated effective October 20, 2008)

1.                                       Purpose of the Plan

The purpose of the Plan is to aid the Company and its Subsidiaries in securing and retaining employees of outstanding ability (other than executive officers) and to motivate such employees to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards.  The Company expects that it will benefit from the added interest which such employees will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.                                       Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)                                  Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)                                 Award:  An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(c)                                  Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d)                                 Board:  The Board of Directors of the Company.

(e)                                  Change in Control: The occurrence of any of the following events after the Effective Date:

(i)                                     any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)                                  during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e) (i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)                               the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

(iv)                              the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)                                 the Board determines that a Change in Control shall be deemed to have occurred for purposes of the Plan, provided that the Board may impose limitations on the effects of a Change in Control on any Award or otherwise if the Change in Control has occurred under this Section 2(e)(v) and not under other subsections of this Section 2(e).

(f)                                    Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)                                 Committee:  The Compensation and Benefits Committee of the Board.  The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h)                                 Company: IMS Health Incorporated, a Delaware corporation.

(i)                                     Disability:  Inability of a Participant to perform the services for the Company and its Subsidiaries required by his or her employment with the Company due to any medically determinable physical and/or mental incapacity or disability which is permanent.  The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate.  A Participant shall not be considered to have a Disability unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(j)                                     Effective Date:  The date on which the Plan takes effect, as defined pursuant to Section 19 of the Plan.

(k)                                  Fair Market Value: With respect to Shares, unless otherwise determined by the Committee, on a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the Nasdaq System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith.  If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the Nasdaq System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.  Fair Market Value relating to the exercise price of any Non-409A Option or Stock Appreciation Right shall conform to requirements under Code Section 409A.

(l)                                     409A Awards: Awards that constitute a deferral of compensation subject to Code Section 409A and regulations thereunder.  “Non-409A Awards” means Awards other than 409A Awards (including Awards exempt under Proposed Treasury Regulation § 1.409A-1(b)(4) and any successor regulation, and Awards that vested before 2005 and which therefore are “grandfathered” under Section 409A).  Although the Committee retains authority under the Plan to grant Options and Stock Appreciation Rights on terms that will qualify those Awards as 409A Awards, Options and Stock Appreciation Rights are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(m)                               LSAR:  A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(n)                                 Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan, including restricted Shares, restricted Share units, Share purchase rights and deferred stock.

(o)                                 Option: A stock option granted pursuant to Section 6 of the Plan.

(p)                                 Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)                                 Participant:  An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

(r)                                    Person:  As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(s)                                  Plan:  The IMS Health Incorporated 2000 Stock Incentive Plan.

(t)                                    Retirement:  Termination of employment with the Company or a Subsidiary after such Participant has attained age 65 or age 55 and five years of service with the Company, other than a termination by the Company or a subsidiary for cause.  The foregoing notwithstanding, the Committee may modify this definition with respect to any Award agreement (subject to Section 13(b)) or determine in its discretion that any other termination shall be deemed a Retirement for purposes of the Plan.

(u)                                 Shares:  Shares of common stock, par value $0.01 per Share, of the Company.

(v)                                 Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(w)                               Subsidiary:  A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.                                       Shares Subject to the Plan

Subject to adjustment as provided in Section 9(a), the total number of Shares which may be issued and/or delivered under the Plan is 18,448,293.  The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.  Shares subject to an Award under the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant, including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available for Awards under the Plan.  In addition, in the case of any Award granted in substitution for awards of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

4.                                       Administration

(a)                                  Authority of the Committee.  The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting of at least two individuals.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The Committee may, in its discretion, grant Awards either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary.

(b)                                 Manner of Exercise of Committee Authority.  The Committee may delegate to officers or managers of the Company or any Subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine.  In furtherance of this delegation, if the chief executive officer of the Company is a member of the Board, the chief executive officer, or his or her designee, shall have the authority to grant Awards of up to an aggregate of 50,000 Shares (or such other amount as may be specified by the Board or Committee) in each calendar year to each Participant who is not then subject to Section 16 of the Act in respect of the Company; provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to the delegated authority under this Section 4(b).

(c)                                  Limitation on Repricing.  Without the prior approval of the Company’s stockholders, Awards will not be modified in a transaction that constitutes “repricing” within the meaning of Interpretation 44 under APB 25.

5.                                       Eligibility

Employees of the Company and its Subsidiaries, excluding any executive officer of the Company (meaning any “officer” as defined in Rule 16a-1(f) under the Act) and excluding any employee who is a director of the Company, are eligible to be granted Awards. In addition, any person who has been offered employment by the Company or a Subsidiary is eligible to be granted Awards if he or she would be eligible upon commencement of such employment, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced such employment.  Persons other than those specified in this Section 5 are not eligible for Awards.  Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant.

6.                                       Terms and Conditions of Options

The Committee has the responsibility to determine the terms and conditions of each option granted under the Plan.  The options shall be non-qualified stock options and their terms and conditions shall be set forth in a written agreement between the Participant and IMS HEALTH.  Stock options granted under the Plan are subject to the foregoing and following terms and conditions in this Plan, as well as those in the Prospectus and any Award agreement, and to any other terms and conditions that the Committee may determine:

(a)                                  Option Price. The Option Price per Share shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.  The Committee may require the

Participant to pay a portion of the Option Price at the time of grant of the option, with the remainder of the Option Price payable upon exercise of the Option.  Such prepayment of the Option Price shall be non-refundable except to the extent set forth in a Participant’s original option agreement or as otherwise determined by the Committee.

(b)                                 Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but, with the exception of certain non-US jurisdictions, in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)                                  Exercise of Options.  Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, (A) the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence, or (B) the date of sale by a broker of all or a portion of the Shares being purchased pursuant to clause (iv) in the following sentence.  Unless otherwise determined by the Committee, the Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full not later than the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate unpaid Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.  Unless otherwise provided by the Committee, the Participant may elect, subject to such terms and conditions as the Committee shall determine, to have the number of Shares deliverable to the Participant as a result of the exercise reduced by a number sufficient to pay the amount the Company determines to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of the Option.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option and otherwise validly exercised the Option, including provision for payment in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)                                 Restrictions on Shares Issued Upon Exercise; Other Conditions.  If and to the extent so determined by the Committee, Shares issued upon exercise of an Option may be subject to limitations on transferability, risks of forfeiture, deferral of delivery (subject to Section 16), or such other terms and conditions as the Committee may impose, subject to Section 13(b).  Such terms and conditions may include required forfeiture of Options or gains realized upon exercise thereof, for a specified period after exercise, in the event the Participant fails to comply with conditions relating to non-competition, non-disclosure, non-solicitation or non-interference with employees, suppliers, or customers, and non-disparagement and other conditions specified by the Committee.

(e)                                  Exercisability Upon Termination of Employment by Death or Disability.  Except as otherwise provided by the Committee (subject to Section 13(b)), if a Participant’s employment with the Company and its Subsidiaries terminates by reason of death or Disability after the date of grant of an Option, (i) the unexercised portion of such Option shall immediately vest in full (i.e., become non-forfeitable) and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of death or Disability.

(f)                                    Exercisability Upon Termination of Employment by Retirement.  Except as otherwise provided by the Committee (subject to Section 13(b)), if a Participant’s employment with the Company and its Subsidiaries terminates by reason of Retirement after the date of grant of an Option, the Participant’s unexercised Option may thereafter be exercised only during the period ending at the earlier of five years after such Retirement or the stated expiration date of such Option (the “Post-Retirement Exercise Period”), provided that such Option shall be exercisable during such Post-Retirement Exercise Period only to the extent such Option was exercisable at the time of such Retirement. Further provided, however, that if a Participant dies within a period of five years after such termination of employment, an unexercised Option (to the extent not previously forfeited) may thereafter be exercised, during the shorter of (i) the remaining stated term of the Option or (ii) the period that is the longer of (A) five years after the date of such termination of employment or (B) one year after the date of death. The foregoing notwithstanding, the Committee may, in its sole discretion, vary these terms (subject to Section 13(b)), including but not limited to by accelerating the vesting of the unvested portion of such Option held by a Participant upon such Participant’s Retirement, so that the Option shall not be forfeited but shall thereafter become exercisable to the extent and at such times as such portion of the Option would have become both vested and exercisable during the Post-Retirement Exercise Period had the Participant’s employment not been terminated;

(g)                                 Effect of Other Termination of Employment.  Except as otherwise provided by the Committee (subject to Section 13(b)), if a Participant’s employment with the Company and its Subsidiaries terminates for any reason other than death, Disability or Retirement after the date of grant of an Option as described above, the Participant’s unexercised Option may thereafter be exercised during the period ending 90 days after the date of such termination of employment, but only to the extent such Option was exercisable at the time of such termination of employment, and in no event may such Option be exercised after its stated expiration date.

7.                                       Terms and Conditions of Stock Appreciation Rights

(a)                                  Grants.  The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof.  A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)                                 Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges.  Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right.  Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered.  The date a notice of exercise is received by the Company shall be the exercise date.  Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee.  Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares subject to an exercisable Option with respect to which the Stock Appreciation Right is being exercised.  No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.  The Committee shall determine whether a stock appreciation right shall be a 409A Award or Non-409A Award, subject to Section 16.

(c)                                  Limitations.  The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.  In no event shall a stock appreciation right be exercisable more than ten years after the date it is granted.

(d)                                 Limited Stock Appreciation Rights.  The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events.  Subject to Section 16, such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable.  Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.                                       Other Stock-Based Awards; Cash Awards

The Committee may grant Awards of Shares, Awards of restricted Shares and restricted Share units, and Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or factors which influence the value of Shares, including Share purchase rights (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) as an outright bonus or upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan, but need not otherwise comply with the restrictions applicable under Sections 6 and 7 to Other Awards.  The Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).  Cash awards, may also be granted pursuant to this Section 8.  In addition, the Committee is authorized to grant dividend equivalents to a Participant, entitling the Participant to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.  Dividend equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide that dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, subject to such restrictions on transferability and risks of forfeiture as the Committee may specify.

9.                                       Adjustments Upon Certain Events; Change in Control

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)                                  Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any large, special, and non-recurring distribution to Stockholders, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price, and/or (iii) any other affected terms of such Awards (including making provision for the payment of cash, other Awards or other property in respect of any outstanding Award).  In the case of outstanding Awards, the Committee shall adjust such Awards upon the occurrence of any equity restructuring within the meaning of Statement of Financial Accounting Standards No. 123(R) in order to preserve without enlarging the rights of Participants with respect to such Awards.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(b)                                 Change in Control.  The Committee may, in its sole discretion and without liability to any person (but subject to Section 13(b)), determine that, in the event of a Change in Control, an Award shall be subject to such terms and conditions as the Committee may specify in the Award agreement and subject to Section 16, or other agreement or document, which terms and conditions may include, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder.

10.                                 No Right to Employment

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment of such Participant.

11.                                 Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.                                 Nontransferability of Awards

An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.  During the lifetime of a Participant, an Award shall be exercisable only by such Participant.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 12 (or any part thereof) to the extent that this Section 12 (or any part thereof) is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

13.                                 Amendments and Termination

(a)                                  Changes to the Plan.  The Board may amend, alter or discontinue the Plan, except that (i) without the consent of a Participant, no amendment or alteration shall materially impair any of the Participant’s rights under an Award theretofore granted to such Participant; and (ii) the Committee may amend or alter the Plan in such manner as it deems necessary to permit the granting of Awards meeting requirements of the Code or other applicable laws.  Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 9(b) of the Plan after the occurrence of a Change in Control without the consent of any affected Participant.

(b)                                 Changes to Outstanding Awards.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan and except that the Committee may not amend or alter an Award theretofore granted if such action would result in an Award having terms that would not have been authorized or permitted for a new grant or Award under the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

14.                                 International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with local laws, regulations, or customs or otherwise to meet the objectives of the Plan, and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.  Stock options or Other Stock-Based Awards are not part of normal compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

15.                                 Nonexclusivity of the Plan

Neither the adoption of the Plan by the Board nor any submission of the Plan, specific Plan terms, or amendments thereto to a vote of stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of awards otherwise than under the Plan, and such other arrangements may be either applicable generally or only in specific cases.

16.       Compliance With Code Section 409A

(a)                                  409A Awards and Deferrals.  Other provisions of the Plan notwithstanding, the terms of any 409A Award (which for this purpose excludes any award that was both granted and vested before 2005 and therefore is deemed to be “grandfathered” under applicable IRS regulations and guidance unless such award is materially modified to become a 409A Award), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder.  The following rules will apply to 409A Awards:

(i)                                     Elections.  If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder).  Such election shall be made in accordance with Exhibit A to the 1998 Employees’ Stock Incentive Plan;

(ii)                                  Changes in Distribution Terms.  The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service (including Proposed Treasury Regulation § 1.409A, Preamble § XI.C and IRS Notice 2005-1), and otherwise in accordance with Section 409A and regulations thereunder.  The Senior Vice President — Human Resources and General Counsel of the Company are authorized to modify any such outstanding Awards to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Company.  Other provisions of this Plan notwithstanding, changes to distribution timing resulting from amendments to this Plan or changes in Participant elections in 2008 shall not have the affect of accelerating distributions into 2008 or causing distributions that otherwise would have occurred in 2008 to be deferred until a year after 2008;

(iii)                               Exercise and Distribution.  Except as provided in Section 16(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)                              Specified Time.  A specified time or a fixed schedule;

(B)                                Separation from Service.  The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under this Section 16(a)(iii)(B) shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i).  During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration shall occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A.  In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period.  With respect to any 409A Award, a reference in any agreement or other governing document to a “termination of employment” which triggers a distribution shall be deemed to mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h);

(C)                                Death.  The death of the Participant.  Unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death;

(D)                               Disability.  The date the Participant has experienced a 409A Disability (as defined below); and

(E)                                 409A Change in Control.  The occurrence of a 409A Change in Control (as defined below).

(iv)                              No Acceleration.  The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 16(a)(iii) hereof, except in the case of one of the following events:

(A)                              Unforeseeable Emergency.  The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B)                                Domestic Relations Order.  The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C)                                Conflicts of Interest.  Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D)                               Change.  The Committee may exercise the discretionary right to accelerate the lapse of the substantial risk of forfeiture of any unvested compensation deemed to be a 409A Award upon a 409A Change in Control or to terminate the Plan upon or within 12 months after a 409A Change in Control, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(v)                                 Definitions.  For purposes of this Section 16, the following terms shall be defined as set forth below:

(A)                              “409A Change in Control” shall be deemed to have occurred if, in connection with a Change in Control (or any other event defined as a change in control relating to a 409A Award under any applicable Company document), there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(B)                                “409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(C)                                “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(vi)                              Time of Distribution.  In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur.  In the case of any distribution of a 409A Award during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made;

(vii)                           “Specified Employee.”  “Specified Employee” means an employee of the Company, at a time that any stock of the Company is publicly traded, who satisfies the requirements for being designated a “key employee” under Code Section 416(i)(1)(A)(i), (ii) or (iii) without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.  Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j).  In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).

 (viii)                     Non-Transferability.  The provisions of Section 13 notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(ix)                                Limitation on Setoffs.  If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her Beneficiary.

(x)                                   409A Rules Do Not Constitute Waiver of Other Restrictions.  The rules applicable to 409A Awards under this Section 16(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.

(b)                                 Separate Payments.  Unless otherwise specified in the applicable Award agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service on December 31 of a given year, and the portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(c)                                  Distributions Upon Vesting.  In the case of any Non-409A Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a performance year (as in the case of performance shares) then the determination of the level of achievement of performance and the distribution shall be made between January 1 and March 15 of the year following such performance year.  In all cases, the Participant shall have no influence (aside from any permitted deferral election) on any determination as to the tax year in which the distribution will be made.

(d)                                 Grandfathered Awards.  Any award that was both granted and vested before 2005 and which otherwise might constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A, unless it has been materially modified since October 3, 2004.  No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered award after October 3, 2004, shall be effective if such change would constitute a “material modification” within the meaning of applicable guidance or regulations under Section 409A, except in the case of an award that is, following such modification, compliant as a 409A Award or compliant with an exemption under Section 409A.

(e)                                  Limitation on Adjustments.  Any adjustment under Section 13 shall be implemented in a way that complies with applicable requirements under Section 409A so that Non- 409A Option/SARs do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Section 409A result to Participants.

(f)                                    Release or Other Termination Agreement.  If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law and must not be revoked by the Participant within the applicable time period for revocation in order for the Participant to satisfy any such condition.  If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period.  In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(g)                                 Limit on Authority to Amend.  The authority to adopt amendments under Section 14 does not include authority to take action by amendment that would have the effect of causing Awards to fail to meet applicable requirements of Section 409A.

                                                (h)                                 Scope and Application of this Provision.  For purposes of this Section 16, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, Shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

                                                (i)                                     Unanticipated Early Taxation of Awards.  In the case of any vested Award other than Award as to which the Participant has elected to be subject to taxation at grant under Code Section 83(b), if the Participant is deemed to receive taxable income for any taxable year that is prior to the taxable year in which such Award is to be settled as a result of the failure of the Award terms hereunder to comply with the requirements of Code Section 409A, the vested Award shall be settled immediately and cash or Shares delivered to the Participant to the extent such Award (or the value thereof) is required to be included in the Participant’s income.  If the Participant becomes subject to any tax penalty or interest under Code Section 409A by reason of such Award, the Company will reimburse the Participant on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that the Participant is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by the Participant to the government.

17.                                 Tax Withholding.

The Committee shall require payment of any amount it may determine to be necessary to withhold for statutory withholding requirements for federal, state, local or other taxes as a result of the exercise or settlement of an Award.  Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

18.                                 Compliance with Legal and Other Requirements.

The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other amounts relating to an Award until completion of such registration or qualification of such Shares or other required action under any federal, state, local or other law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

19.                                 Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York.

20.                                 Effectiveness and Termination of the Plan

The Plan shall be effective as of July 25, 2000.  The Plan shall terminate at such time as no Shares remain available for issuance hereunder and the Company has no remaining obligations with respect to outstanding Awards hereunder.